EXHIBIT 99.1

Greif, Inc. Reports Record Sales and Income for Fiscal 2006

•	Record net sales were $2.6 billion in fiscal 2006 versus $2.4 billion in fiscal 2005 - an increase of 8 percent excluding the impact of foreign currency translation.

•	Operating profit before special items, as defined below, rose 39 percent to $238.1 million in fiscal 2006 from $171.4 million in fiscal 2005. Operating profit based on generally accepted accounting principles in the United States (GAAP) was $246.2 million in fiscal 2006 compared to $191.9 million in fiscal 2005.

•	Record net income before special items was $139.6 million in fiscal 2006 compared to $96.1 million in fiscal 2005. GAAP net income was $142.1 million in fiscal 2006, a record for the second consecutive year, versus $104.7 million in fiscal 2005.

•	Diluted earnings per Class A share increased 45 percent in fiscal 2006 to $4.75 before special items compared to $3.27 before special items in fiscal 2005. GAAP diluted earnings per Class A share were $4.83 in fiscal 2006 and $3.56 in fiscal 2005.

DELAWARE, Ohio (December 6, 2006) – Greif, Inc. (NYSE: GEF, GEF.B), a global leader in industrial packaging with niche businesses in containerboard, corrugated packaging, blending, filling and packaging services and timber, today announced results for its fiscal year, which ended on Oct. 31, 2006.

Michael J. Gasser, chairman, chief executive officer and president, commented, “We are pleased with our record net sales and net income for fiscal 2006. The improvement in operating profit before special items was driven by strong top-line growth, which benefited from generally higher volumes, improved product pricing, and margin expansion.”

Gasser continued, “We recently embarked on the next phase of the Greif Business System, which includes optimizing, embedding and leveraging it across our global footprint. The recent acquisitions of Delta Petroleum Company, Inc. and the steel drum manufacturing and closures business of Blagden Packaging Group are consistent with implementing our strategic plan for increased growth and profitability. The Greif Business System, which remains a catalyst for unlocking value, coupled with positive business momentum and the recent acquisitions, position us well for fiscal 2007 and beyond.”

Special Items and GAAP to Non-GAAP Reconciliation

Special items are as follows: (i) for fiscal 2006, restructuring charges of $33.2 million ($23.4 million net of tax) and timberland gains of $41.3 million ($26.0 million net of tax); (ii) for fiscal 2005, restructuring charges of $35.7 million ($25.7 million net of tax), timberland gains of $56.3 million ($36.2 million net of tax) and a debt extinguishment charge $2.8 million ($2.0 million net of tax); (iii) for the fourth quarter of 2006, restructuring charges of $10.4 million ($7.3 million net of tax) and timberland gains of $0.1 million ($0.1 million net of tax); and (iv) for the fourth quarter of 2005, restructuring charges of $12.6 million ($8.9 million net of tax) and timberland gains of $1.1 million ($0.7 million net of tax).

A reconciliation of the differences between all non-GAAP financial measures used in this release with the most directly comparable GAAP financial measures is included in the financial schedules that are a part of this release.

Consolidated Results

Net Sales

Net sales were $2.6 billion in fiscal 2006 compared to $2.4 billion in fiscal 2005 – an increase of 8 percent excluding the impact of foreign currency translation. The $204.2 million increase was attributable to positive contributions from Industrial Packaging & Services ($141.1 million) and Paper, Packaging & Services ($60.2 million). This increase is primarily due to generally higher sales volumes and improved pricing across the Company’s product portfolio.

For the fourth quarter of 2006, net sales increased 19 percent (18 percent excluding the impact of foreign currency translation) to $735.6 million from $619.7 million in the fourth quarter of 2005, and included generally higher sales volumes and improved pricing.

Gross Profit

Gross profit increased 23 percent to $479.2 million in fiscal 2006 compared to $390.8 million in fiscal 2005. The gross profit margin improved 2.1 percentage points to 18.2 percent of net sales in fiscal 2006 from 16.1 percent of net sales for last year. The gross profit margin benefited from the improvement in net sales and positive contributions from the Greif Business System. These benefits were partially offset by higher energy and transportation costs compared to fiscal 2005. For the fourth quarter of 2006, gross profit was $143.3 million, or 19.5 percent of net sales, versus $110.7 million, or 17.9 percent of net sales, for the fourth quarter of 2005.

Selling, General & Administrative (SG&A) Expenses

SG&A expenses were $259.1 million, or 9.9 percent of net sales, in fiscal 2006 compared to $224.7 million, or 9.3 percent of net sales, in fiscal 2005. The increase between the two years was primarily due to higher accruals for performance-based incentive plans resulting from improvements in the Company’s results. Fourth quarter of 2006 SG&A expenses were $66.9 million, or 9.1 percent of net sales, versus $56.7 million, or 9.2 percent of net sales, in the fourth quarter of 2005.

Operating Profit

Operating profit before special items was $238.1 million in fiscal 2006 compared to $171.4 million in fiscal 2005. The $66.7 million increase was due to positive contributions from Industrial Packaging & Services ($40.3 million), Paper, Packaging & Services ($23.8 million) and Timber ($2.7 million), which included gains on asset disposals. There were $33.2 million and $35.7 million of restructuring charges and $41.3 million and $56.3 million of timberland gains during fiscal 2006 and 2005, respectively. GAAP operating profit was $246.2 million in fiscal 2006 compared to $191.9 million in fiscal 2005.

For the fourth quarter of 2006, operating profit, before restructuring charges of $10.4 million and timberland gains of $0.1 million, was $78.4 million compared to $53.4 million, before restructuring charges of $12.6 million and timberland gains of $1.1 million, for the same quarter of 2005. This increase was primarily attributable to increases in Paper, Packaging & Services ($17.2 million) and Industrial Packaging & Services ($7.9 million). GAAP operating profit was $68.2 million and $41.8 million in the fourth quarter of 2006 and 2005, respectively.

Net Income and Diluted Earnings Per Share

Net income before special items was $139.6 million for fiscal 2006 compared to $96.1 million in fiscal 2005. Diluted earnings per share before special items were $4.75 per Class A share compared to $3.27 per Class A share and $7.25 per Class B share compared to $5.01 per Class B share for fiscal 2006 and 2005, respectively. The Company had GAAP net income of $142.1 million, or $4.83 per diluted Class A share and $7.38 per diluted Class B share, in fiscal 2006 compared to GAAP net income of $104.7 million, or $3.56 per diluted Class A share and $5.45 per diluted Class B share, in fiscal 2005.

For the fourth quarter of 2006, net income before special items was $49.0 million compared to $30.2 million for the same period of 2005. Diluted earnings per share before special items were $1.66 versus $1.02 per Class A share and $2.54 versus $1.57 per Class B share in the fourth quarter of 2006 and 2005, respectively. For the fourth quarter of 2006, the Company reported GAAP net income of $41.7 million, or $1.41 per diluted Class A share and $2.17 per diluted Class B share, versus $22.0 million, or $0.75 per diluted Class A share and $1.15 per diluted Class B share, for the same quarter of 2005.

Business Group Results

Industrial Packaging & Services

The Industrial Packaging & Services segment offers a comprehensive line of industrial packaging products and services, such as steel, fibre and plastic drums, intermediate bulk containers, closure systems for industrial packaging products, polycarbonate water bottles and blending, filling and packaging services. The key factors influencing profitability in the Industrial Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily steel, resin and containerboard;

•	Energy and transportation costs;

•	Benefits from the Greif Business System;

•	Restructuring charges; and

•	Impact of foreign currency translation.

In this segment, net sales were $1.9 billion in fiscal 2006 compared to $1.8 billion in fiscal 2005. Net sales rose 8 percent, excluding the impact of foreign currency translation, for fiscal 2006 from last year. The improvement in net sales was primarily due to strong organic growth, which included higher sales volumes in emerging markets such as China and Russia. This segment also benefited from two fourth quarter 2005 tuck-in acquisitions and the Delta Petroleum Company, Inc. acquisition in the fourth quarter of 2006. Sales volumes declined in the United Kingdom and France as a result of restructuring activities.

The Industrial Packaging & Services segment gross profit margin improved to 18.5 percent in fiscal 2006 from 16.3 percent in fiscal 2005 due to higher sales volumes and the Greif Business System, particularly the impact of strategic sourcing.

Operating profit before restructuring charges rose to $163.1 million in fiscal 2006 from $122.8 million in fiscal 2005 primarily due to the improvement in net sales and gross profit margin. Restructuring charges were $24.0 million in fiscal 2006 compared with $31.4 million last year. GAAP operating profit was $139.0 million in fiscal 2006 compared to $91.4 million in fiscal 2005.

Net sales increased 18 percent (16 percent excluding the impact of foreign currency translation) to $540.7 million in the fourth quarter of 2006 versus $460.1 million in the fourth quarter of 2005 due to the same reasons as the full-year comparison. Operating profit, before restructuring charges of $4.5 million, was $47.6 million in the fourth quarter of 2006 compared with operating profit, before restructuring charges of $11.0 million, of $39.6 million in the same quarter of 2005. GAAP operating profit was $43.0 million and $28.6 million in the fourth quarter of 2006 and 2005, respectively.

Paper, Packaging & Services

The Paper, Packaging & Services segment sells containerboard, corrugated sheets and other corrugated products and multiwall bags in North America. The key factors influencing profitability in the Paper, Packaging & Services segment are:

•	Selling prices and sales volumes;

•	Raw material costs, primarily old corrugated containers (OCC);

•	Energy and transportation costs;

•	Benefits from the Greif Business System; and

•	Restructuring charges.

In this segment, net sales were $668.0 million in fiscal 2006 compared to $607.8 million in fiscal 2005 primarily due to higher containerboard, corrugated sheet and multiwall bag sales volumes compared to the prior year. In addition, selling prices for containerboard were higher than last year.

The Paper, Packaging & Services segment’s gross profit margin improved to 17.5 percent in fiscal 2006 from 15.3 percent in fiscal 2005. This improvement over last year was primarily due to higher containerboard pricing levels, partially offset by approximately $14.7 million in higher energy and transportation costs.

Operating profit before restructuring charges was $64.4 million in fiscal 2006 compared to $40.6 million in fiscal 2005 primarily due to the improvement in net sales and gross profit margin. Restructuring charges were $9.2 million in fiscal 2006 compared to $4.3 million in fiscal 2005. GAAP operating profit was $55.2 million in fiscal 2006 compared to $36.3 million in fiscal 2005.

Net sales were $192.6 million in the fourth quarter of 2006 versus $158.0 million in the fourth quarter of 2005. Operating profit, before restructuring charges of $5.8 million, was $29.9 million in the fourth quarter of 2006 compared with operating profit, before restructuring charges of $1.6 million, of $12.7 million in the same quarter of 2005. GAAP operating profit was $24.0 million and $11.1 million in the fourth quarter of 2006 and 2005, respectively.

Timber

The Timber segment consists of approximately 266,700 acres of timber properties in southeastern United States, which are actively harvested and regenerated, and approximately 37,400 acres in Canada. The key factors influencing profitability in the Timber segment are:

•	Planned level of timber sales;

•	Gains on sale of timberland; and

•	Sale of special use properties (surplus, higher and better use, and development properties).

Net sales were $15.1 million in fiscal 2006 compared to $12.3 million in fiscal 2005. Operating profit before special items was $10.6 million (including $4.6 million of profits on special use property sales) in fiscal 2006 compared to $8.0 million in fiscal 2005. Special items included timberland gains of $41.3 million in fiscal 2006 and $56.3 million in fiscal 2005 and insignificant restructuring charges in both years. GAAP operating profit was $51.9 million in fiscal 2006 compared to $64.2 million in fiscal 2005.

Net sales were $2.3 million in the fourth quarter of 2006 versus $1.6 million in the fourth quarter of 2005. Operating profit before special items was $1.0 million in the fourth quarter of 2006 and 2005. GAAP operating profit was $1.1 million and $2.1 million in the fourth quarter of 2006 and 2005, respectively.

Greif Business System Update

The Greif Business System generates productivity improvements and achieves permanent cost reductions. The opportunities continue to include, but are not limited to, improved labor productivity, material yield and other manufacturing efficiencies, and footprint rationalization. In addition, a strategic sourcing strategy is being implemented to more effectively leverage the Company’s global spend and establish a world-class sourcing and supply chain capability. Cumulative benefits from the Greif Business System of approximately $175 million have been achieved through the end of fiscal 2006, including approximately $50 million in fiscal 2006. Incremental contributions from the Greif Business System are expected to be approximately $30 million in fiscal 2007.

Restructuring Charges

The Company had $33.2 million of restructuring charges during fiscal 2006. These charges were primarily the result of severance costs related to closing industrial packaging facilities in Europe as well as the consolidation of Paper, Packaging & Services operations in the United States. In addition, severance costs were incurred due to the elimination of certain operating and administrative positions. For fiscal 2005, restructuring charges were $35.7 million.

Fiscal 2007 restructuring charges are expected to primarily relate to integration of the Company’s recent acquisitions and further implementation of the Greif Business System in Paper, Packaging & Services.

Financing Arrangements

Net debt outstanding was $323.6 million at Oct. 31, 2006 versus $325.2 million at Oct. 31, 2005. Net debt is long-term debt plus short-term borrowings less cash and cash equivalents. A significant portion of cash and cash equivalents, which was $187.1 million at Oct. 31, 2006, was used to finance the Company’s acquisition of Blagden Packaging Group subsequent to its fiscal year-end. GAAP long-term debt was $481.4 million at Oct. 31, 2006 and $430.4 million at Oct. 31, 2005.

Net interest expense was $36.0 million and $39.3 million in fiscal 2006 and 2005, respectively. The decrease was primarily due to lower average net debt outstanding during fiscal 2006 compared to fiscal 2005.

During the fourth quarter of 2006, the Company amended its current revolving credit facility to increase the available funds by $100 million to $450 million. The additional availability, along with cash that was available in Europe, was used to finance the Blagden acquisition.

Acquisitions and Capital Expenditures

During the fourth quarter of fiscal 2006, the Company acquired Delta Petroleum Company, Inc. Delta provides its customers with blending, filling and packaging, drumming, warehousing, logistics services in North America. Annual net sales of the acquired operations are approximately $182 million.

On Nov. 30, 2006, subsequent to the end of the Company’s fiscal year 2006, the Company completed the acquisition of Blagden Packaging Group’s steel drum manufacturing and closures businesses. Annual net sales of the acquired operations, which are located in Europe and Asia, are approximately $265 million.

Capital expenditures were $75.6 million, excluding timberland purchases of $62.1 million, compared with capital expenditures of $67.7 million, excluding timberland purchases of $17.7 million, for fiscal 2005. Capital expenditures were below the Company’s annual depreciation expense in fiscal 2006.

Cash Dividends

The Company paid $34.5 million of cash dividends to its Class A and Class B stockholders in fiscal 2006 compared to $22.9 million for fiscal 2005. This represents an increase of approximately 50 percent per share for both classes of the Company’s common stock compared to fiscal 2005.

On Dec. 5, 2006, the Board of Directors declared quarterly cash dividends of $0.36 per share of Class A Common Stock and $0.53 per share of Class B Common Stock. These dividends are payable on Jan. 1, 2007 to shareholders of record at close of business on Dec. 20, 2006.

Company Outlook

Record net sales and net income were achieved for the second consecutive year in fiscal 2006, and the Company exited the year with positive momentum and sound fundamentals in its businesses. Key factors included strong sales volumes, margin expansion and ongoing initiatives to further embed the Greif Business System. Strong financial performance, supplemented by organic growth, contributions from the Greif Business System and earnings accretion from the acquisitions, is expected in fiscal 2007.

Annual guidance for fiscal 2007, which excludes special items, is a range of $5.45 to $5.55 per share for the Company’s Class A Common Stock, including accretion of $0.20 to $0.30 per share from the acquisitions discussed earlier. This range is approximately 15 percent to 17 percent over the Company’s fiscal 2006 record earnings.

Conference Call

The Company will host a conference call to discuss its fiscal 2006 results on Dec. 7, 2006, at 10 a.m. Eastern Time (ET). To participate, domestic callers should call 800-218-0713 and ask for the Greif conference call. The number for international callers is +1 303-205-0066. Phone lines will open at 9:50 a.m. ET.

The conference call will also be available through a live webcast, including slides, which can be accessed at www.greif.com. A replay of the conference call will be available on the Company’s website approximately one hour following the call.

About Greif

Greif is the world leader in industrial packaging products and services. The Company produces steel, plastic, fibre, corrugated and multiwall containers, protective packaging and containerboard, and provides blending and packaging services for a wide range of industries. Greif also manages timber properties in North America. The Company is strategically positioned in more than 40 countries to serve global as well as regional customers. Additional information is on the Company's website at www.greif.com.

Forward-Looking Statements

All statements other than statements of historical facts included in this news release, including, without limitation, statements regarding the Company’s future financial position, business strategy, budgets, projected costs, goals and plans and objectives of management for future operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "project," "believe," "continue" or “target” or the negative thereof or variations thereon or similar terminology. All forward-looking statements made in this news release are based on information currently available to management. Although the Company believes that the expectations reflected in forward-looking statements have a reasonable basis, the Company can give no assurance that these expectations will prove to be correct. Forward-looking statements are subject to risks and uncertainties that could cause actual events or results to differ materially from those expressed in or implied by the statements. Such risks and uncertainties that might cause a difference include, but are not limited to: general economic and business conditions, including a prolonged or substantial economic downturn; changing trends and demands in the industries in which the Company competes, including industry over-capacity; industry competition; the continuing consolidation of the Company’s customer base for its industrial packaging, containerboard and corrugated products; political instability in those foreign countries where the Company manufactures and sells its products; foreign currency fluctuations and devaluations; availability and costs of raw materials for the manufacture of the Company’s products, particularly steel, resin and old corrugated containers; price fluctuations in energy costs; costs associated with litigation or claims against the Company pertaining to environmental, safety and health, product liability and other matters; work stoppages and other labor relations matters; property loss resulting from wars, acts of terrorism or natural disasters; the Company’s ability to integrate its newly acquired operations effectively with its existing business; the Company’s ability to achieve improved operating efficiencies and capabilities; the Company’s ability to effectively embed and realize improvements from the Greif Business System; the frequency and volume of sales of the Company’s timber, timberland and special use timberland; and the deviation of actual results from the estimates and/or assumptions used by the Company in the application of its significant accounting policies. These and other risks and uncertainties that could materially affect the Company’s consolidated financial results are further discussed in its filings with the Securities and Exchange Commission, including its Form 10-K for the year ended Oct. 31, 2005. The Company assumes no obligation to update any forward-looking statements.

GREIF, INC. AND SUBSIDIARY COMPANIES

CONSOLIDATED STATEMENTS OF INCOME

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended October 31,		Year ended October 31,
	2006	2005	2006	2005
Net sales	$735,577	$619,727	$2,628,475	$2,424,297
Cost of products sold	592,231	509,055	2,149,271	2,033,510

Gross profit	143,346	110,672	479,204	390,787

Selling, general and administrative expenses	66,942	56,716	259,122	224,729
Restructuring charges	10,396	12,633	33,238	35,736
Gain on asset disposals, net	2,149	494	59,319	61,611

Operating profit	68,157	41,817	246,163	191,933

Interest expense, net	8,955	9,940	35,993	39,255
Debt extinguishment charge	—	—	—	2,828
Other income (loss), net	213	(91)	(4,235)	1,861

Income before income tax expense	59,415	31,786	205,935	151,711

Income tax expense	17,677	9,745	63,816	47,055

Net income	$41,738	$22,041	$142,119	$104,656

Basic earnings per share:
Class A Common Stock	$1.44	$0.76	$4.93	$3.64
Class B Common Stock	$2.17	$1.15	$7.38	$5.45

Diluted earnings per share:
Class A Common Stock	$1.41	$0.75	$4.83	$3.56
Class B Common Stock	$2.17	$1.15	$7.38	$5.45

Earnings per share were calculated using the following number of shares:

Basic earnings per share:
Class A Common Stock	11,611,076	11,548,750	11,563,761	11,397,565
Class B Common Stock	11,520,139	11,547,222	11,527,629	11,576,903

Diluted earnings per share:
Class A Common Stock	11,948,518	11,895,597	11,863,054	11,736,738
Class B Common Stock	11,520,139	11,547,222	11,527,629	11,576,903

GREIF, INC. AND SUBSIDIARY COMPANIES

SEGMENT DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2006	2005	2006	2005
Net sales
Industrial Packaging & Services	$540,690	$460,130	$1,945,299	$1,804,169
Paper, Packaging & Services	192,581	158,028	668,047	607,818
Timber	2,306	1,569	15,129	12,310

Total	$735,577	$619,727	$2,628,475	$2,424,297

Operating profit
Operating profit before restructuring charges and timberland gains:
Industrial Packaging & Services	$47,570	$39,644	$163,072	$122,818
Paper, Packaging & Services	29,892	12,719	64,401	40,611
Timber	960	988	10,626	7,972

Operating profit before restructuring charges and timberland gains	78,422	53,351	238,099	171,401

Restructuring charges:
Industrial Packaging & Services	4,548	10,995	24,034	31,375
Paper, Packaging & Services	5,843	1,607	9,189	4,271
Timber	5	31	15	90

Restructuring charges	10,396	12,633	33,238	35,736

Timberland gains:
Timber	131	1,099	41,302	56,268

Total	$68,157	$41,817	$246,163	$191,933

Depreciation, depletion and amortization expense
Industrial Packaging & Services	$13,536	$13,891	$57,177	$61,688
Paper, Packaging & Services	7,780	7,323	29,569	31,997
Timber	551	(20)	3,742	1,414

Total	$21,867	$21,194	$90,488	$95,099

GREIF, INC. AND SUBSIDIARY COMPANIES

GEOGRAPHIC DATA

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2006	2005	2006	2005
Net sales
North America	$443,419	$344,387	$1,546,381	$1,323,204
Europe	190,389	182,118	711,641	740,806
Other	101,769	93,222	370,453	360,287

Total	$735,577	$619,727	$2,628,475	$2,424,297

Operating profit
Operating profit before restructuring charges and timberland gains:
North America	$47,480	$28,741	$126,496	$86,910
Europe	20,721	15,273	72,473	51,021
Other	10,221	9,337	39,130	33,470

Operating profit before restructuring charges and timberland gains	78,422	53,351	238,099	171,401
Restructuring charges	10,396	12,633	33,238	35,736
Timberland gains	131	1,099	41,302	56,268

Total	$68,157	$41,817	$246,163	$191,933

GREIF, INC. AND SUBSIDIARY COMPANIES

CONDENSED CONSOLIDATED BALANCE SHEETS

UNAUDITED

(Dollars in thousands)

	October 31, 2006	October 31, 2005
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$187,101	$122,411
Trade accounts receivable	315,661	258,636
Inventories	205,004	170,533
Other current assets	85,270	74,372

	793,036	625,952

LONG-TERM ASSETS
Goodwill	281,737	263,703
Intangible assets	63,587	25,015
Assets held by special purpose entities	50,891	50,891
Other long-term assets	52,982	55,706

	449,199	395,315

PROPERTIES, PLANTS AND EQUIPMENT	940,950	862,056

	$2,183,185	$1,883,323

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES
Accounts payable	$302,992	$234,672
Short-term borrowings	29,321	17,173
Other current liabilities	158,985	131,139

	491,298	382,984

LONG-TERM LIABILITIES
Long-term debt	481,408	430,400
Liabilities held by special purpose entities	43,250	43,250
Other long-term liabilities	318,343	294,105

	843,001	767,755

MINORITY INTEREST	4,875	1,696

SHAREHOLDERS’ EQUITY	844,011	730,888

	$2,183,185	$1,883,323

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION

UNAUDITED

(Dollars in thousands, except per share amounts)

	Quarter ended October 31, 2006			Quarter ended October 31, 2005
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$68,157			$41,817
Restructuring charges	10,396			12,633
Timberland gains	(131)			(1,099)

Non-GAAP – operating profit before restructuring charges and timberland gains	$78,422			$53,531

GAAP – net income	$41,738	$1.41	$2.17	$22,041	$0.75	$1.15
Restructuring charges, net of tax	7,297	0.25	0.37	8,851	0.29	0.45
Timberland gains, net of tax	(85)	—	—	(662)	(0.02)	(0.03)

Non-GAAP – net income before restructuring charges and timberland gains	$48,950	$1.66	$2.54	$30,230	$1.02	$1.57

	Year ended October 31, 2006			Year ended October 31, 2005
		Diluted per share amounts			Diluted per share amounts
		Class A	Class B		Class A	Class B
GAAP – operating profit	$246,163			$191,933
Restructuring charges	33,238			35,736
Timberland gains	(41,302)			(56,268)

Non-GAAP – operating profit before restructuring charges and timberland gains	$238,099			$171,401

GAAP – net income	$142,119	$4.83	$7.38	$104,656	$3.56	$5.45
Restructuring charges, net of tax	23,445	0.80	1.22	25,674	0.86	1.34

Timberland gains, net of tax	(25,989)	(0.88)	(1.35)	(36,240)	(1.22)	(1.89)
Debt extinguishment charge, net of tax	—	—	—	2,032	0.07	0.11

Non-GAAP – net income before restructuring charges, debt extinguishment charge and timberland gains	$139,575	$4.75	$7.25	$96,122	$3.27	$5.01

NOTE:

During fiscal 2006 and 2005, the Company sold 21,000 acres and 35,000 acres, respectively, of timberland holdings in Florida, Georgia and Alabama resulting in gains of $36.4 million and $42.1 million, respectively. The tax effect of the gain for these transactions is calculated using a 38.1 percent tax rate. The other adjustments to reconcile the GAAP to non-GAAP amounts are tax effected using the consolidated effective rate excluding the impact of these timberland sales.

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	Quarter ended October 31,		Year ended October 31,
	2006	2005	2006	2005
Industrial Packaging & Services
GAAP – operating profit	$43,022	$28,649	$139,038	$91,443
Restructuring charges	4,548	10,995	24,034	31,375

Non-GAAP – operating profit before restructuring charges	$47,570	$39,644	$163,072	$122,818

Paper, Packaging & Services
GAAP – operating profit	$24,049	$11,112	$55,212	$36,340
Restructuring charges	5,843	1,607	9,189	4,271

Non-GAAP – operating profit before restructuring charges	$29,892	$12,719	$64,401	$40,611

Timber
GAAP – operating profit	$1,086	$2,056	$51,913	$64,150
Restructuring charges	5	31	15	90
Timberland gains	(131)	(1,099)	(41,302)	(56,268)

Non-GAAP – operating profit before restructuring charges and timberland gains	$960	$988	$10,626	$7,972

GREIF, INC. AND SUBSIDIARY COMPANIES

GAAP TO NON-GAAP RECONCILIATION (CONTINUED)

UNAUDITED

(Dollars in thousands)

	October 31, 2006	October 31, 2005
GAAP – long-term debt	$481,408	$430,400
Short-term borrowings	29,321	17,173
Cash and cash equivalents	(187,101)	(122,411)

Non-GAAP – net debt	$323,628	$325,162